EXHIBIT 14.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This code of ethics for Senior Financial Officers has been adopted by the Board of Directors of Animal Cloning Sciences, Inc. (the Company) to promote honest and ethical conduct, proper disclosure of financial information in the Company's reports, and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibilities.

Applicability
As used in this code, the term Senior Financial Officer means the Corporation's Chief Executive Officer, Chief Financial Officer and Controller.

Principles and Practices
In performing his or her duties, each of the Senior Financial Officers must:

Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest.

Report to the Audit Committee of the Board of Directors (or persons performing the equivalent functions) any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict. Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other regulatory organizations, State and Federal, and in other public communications.

Comply and take all reasonable actions to cause others to comply with applicable government laws, rules, and Promptly report violations to the appropriate committee of the Board of Directors.

Senior Financial Officers must also comply with the Code of Ethics and Standards of Conduct applicable to the Company's Directors, officers, and employees generally.

Waiver
Any request for a waiver of any provision of this code must be in writing and addressed to the Audit Committee. Waivers of the Senior Financial Officers code of conduct in registered public companies must be reported on Form 8-K to the Securities and Exchange Commission.

Compliance and Accountability
The Audit Committee will assess compliance with this code, report material violations to the Board of Directors and recommend to the Board appropriate action.

Approved:


/s/  Dempsey Mork            Date:  April 20, 2007
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Dempsey Mork
President
Chief Executive Officer
Director


/s/  Darren J. Holm          Date: April 20, 2007
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Chief Financial Officer
Director